EXHIBIT (11)

                      TEMPLE-INLAND INC. AND SUBSIDIARIES
               STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                   (in thousands, except for per share data)




                                       Second Quarter      First Six Months
                                      1996       1995      1996       1995

Primary
Average common shares outstanding     55,504     56,098    55,534     56,081
Net effect of dilutive stock options
  based on treasury stock method using
  average market price                    59         12        31         43

Weighted average shares outstanding   55,563     56,110    55,565     56,124


  Net income                        $ 35,406   $ 72,936  $ 81,832   $131,226

  Earnings per share                  $  .63     $ 1.30    $ 1.47     $ 2.34

Fully Diluted
Average common shares outstanding     55,504     56,098    55,534     56,081
Net effect of dilutive stock options
  based on treasury stock method
  using the closing market price, if
  higher than average market price       105         72        54         73

Weighted average shares outstanding   55,609     56,170    55,588     56,154

  Net income                        $ 35,406   $ 72,936  $ 81,832   $131,226

  Earnings per share                  $  .63     $ 1.30    $ 1.47     $ 2.34